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                                                                    EXHIBIT 4(h)

              PROVIDENTMUTUAL LIFE AND ANNUITY COMPANY OF AMERICA
                         A STOCK LIFE INSURANCE COMPANY

                                      RIDER

                              AMENDMENT TO QUALIFY
                          DEFERRED ANNUITY CONTRACT AS
                        AN INDIVIDUAL RETIREMENT ANNUITY


  Your Contract is amended as follows:

         (1) The Owner must be Annuitant. A Contingent Owner may not be designated.

         (2) The Contract is established for the exclusive benefit of the Owner or his/her Beneficiaries and the interest of the Owner is nonforfeitable.

         (3) This Contract may not be transferred, sold, assigned, discounted, or pledged as collateral for a loan.

         (4) Unless such payment qualifies as a rollover contribution described in Section 402(a)(5), 402(a)(7), 403(a)(4),
                  403(b)(8), 405(d)(3)(C) or 408(d)(3) of the Internal Revenue
                  Code of 1986, as amended from time to time, the maximum annual Purchase Payment must be in cash and shall not exceed the lesser of 100% of compensation or $2,000 or such greater amount as may be permitted by amendment to the Internal Revenue Code. For a Spousal IRA, the maximum annual contribution shall not exceed the lesser of $4,000 or 100% of compensation, with no more than $2,000 being contributed to either spouse's IRA, or such greater amounts as may be permitted by amendment to the Internal Revenue Code.

         (5) The entire interest of the Owner from a qualified retirement plan will be distributed or commence to be distributed, no later than the first day of April following the calendar year in which such individual attains age 70 1/2 (required beginning date), in equal or substantially equal amounts, over
                  (a) the life of such individual (Owner) and his or her designated Beneficiary, or (b) a period not extending beyond the life expectancy of such individual (Owner) or the joint and last survivor expectancy of such individual (Owner) and his or her designated Beneficiary.

                  Minimum Amounts to be distributed from a qualified retirement plan: If the Owner's entire interest is to be distributed in other than a lump sum, then the amount to be distributed each year (commencing with the required beginning date and each year thereafter) must be at least an amount equal to the quotient obtained by dividing the Owner's entire interest by the life expectancy of the Owner or joint and last survivor expectancy of the Owner and designated Beneficiary.

                  Life expectancy and joint and last survivor expectancy are computed by use of the return multiples contained in section 1.72-9 of the Income Tax Regulations. For purposes of this computation, the Owner's life expectancy may be recalculated no more frequently than annually; however, the life expectancy of a nonspouse Beneficiary may not be recalculated.

         (6) If the Owner dies before the entire interest is distributed, the following distribution provisions shall apply:

                  (a) If the Owner dies after distribution of his or her interest has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Owner's death.


                           (continued on reverse side)


Form PL553
(Rev. 11.97)                                                          (PL553XX1)
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                  (b)      If the Owner dies before distribution of his or her
                           interest commences, the Owner's entire interest will be distributed in accordance with one of the following four provisions:

                           (1) The Owner's entire interest will be paid by December 31 of the year containing the fifth anniversary of the date of the Owner's death.

                           (2) If the Owner's interest is payable to a Beneficiary designated by the Owner and the Owner has not elected (1) above, then the entire interest will be distributed in equal or substantially equal installments over the life or life expectancy of the designated Beneficiary or Beneficiaries commencing by December 31 of the year following the date of the Owner's death. If the individual spouse is not the designated Beneficiary the method of distribution selected must assure that at least 50% of the present value of the amount available for distribution is paid within the life expectancy of the participant.

                           (3) If the designated Beneficiary is the Owner's surviving spouse, the spouse may elect during the period ending on December 31 of the year containing the fifth anniversary of the Owner's date of death to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse, commencing at any date prior to December 31 of the year in which the deceased Owner would have attained age 70 1/2.

                           (4) If the designated Beneficiary is the Owner's surviving spouse, the spouse may treat the account (Contract) as his or her own individual retirement arrangement (IRA). This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to such account (Contract), makes a rollover to or from such account (Contract), or fails to elect any of the above three provisions.

                  (c) For the purposes of the above, payments will be calculated by use of the return multiples specified in section 1.72-9 of the Regulations. Life expectancy of a surviving spouse may be recalculated annually. In the case of any other designated Beneficiary, life expectancy will be calculated at the time payment first commences and payments for any 12-consecutive month period will be based on such life expectancy minus the number of whole years passed since distribution first commenced.

                  (d) For purposes of this requirement, an amount paid to a child of the Owner will be treated as if it had been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

         (7) Refund of premiums (other than those attributable to excess contributions) will be applied before the close of the calendar year following the year of refund toward the payment of future premiums or the purchase of additional benefits.

         (8)      This Contract does not require fixed premiums.

         (9) In order to retain its qualification under Section 408(b), we may amend this policy as required by changes in the I.R.C. Regulations and Published Rulings. Any such amendment will be issued to all Section 408(b) annuitants.

      The Rider is subject to all the exclusions, definitions, and provisions of the Contract which are not inconsistent herewith.

Attached by Providentmutual Life and Annuity Company of America on the Issue Date of the Contract.

                                                              /s/ Robert W Kloss
                                                                       President

Form PL553
(Rev. 11.97)                                                          (PL553XX1)